Exhibit 4.21

DESCRIPTION OF SECURITIES

The following description sets forth certain material terms and provisions of the securities of Waste Connections, Inc. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934,  as amended,  our common shares. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to,  the applicable provisions of the Business Corporation Act (Ontario) (“OBCA”) and our Articles and By-laws. We encourage you to review our Articles of Amendment dated June 7, 2017, Articles of Amalgamation dated June 1, 2016, Articles of Amendment dated June 1, 2016, and By-law No. 1.

Our authorized share capital consists of an unlimited number of common shares, no par value, an unlimited number of special shares and an unlimited number of preferred shares issuable in series. As of February  3, 2020, there were 263,689,637 common shares, no special shares and no preferred shares outstanding. The outstanding common shares are validly issued, fully paid, and nonassessable.

Common Shares

The holders of common shares have the following rights, restrictions and privileges in respect of their common shares:

1.

The right to vote, one vote per share, at all meetings of shareholders (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions of the Company’s Articles or pursuant to the provisions of the OBCA);

2.	Cumulative voting for the election of directors is not permitted;
3.	After payments of dividends to the holders of preferred shares, the right to receive dividends, as and when declared by the Board of Directors of the Company; and
4.

Upon the liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, after payment to the holders of the preferred shares of the amount or amounts to which they may be entitled, the holders of the common shares shall be entitled to share pro rata in any distribution of the property or assets of the Company.

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